BLACKROCK Technology Fund, Inc.

FILE #811-08721

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
03/14/07	BIGBAND NETWORKS INC.	10,700,000	49,100 shares	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Jefferies & Company, Inc.; Cowen and Company, LLC; Think Equity Partners LLC
06/13/07	COMMVAULT SYSTEMS INC.	7,870,000	8,200 shares

Credit Suisse Securities (USA) LLC; Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Thomas Weisel Partners LLC; RBC Capital Markets Corporation; C.E. Unterberg, Towbin, LLC; Pacific Crest Securities Inc.